UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 27, 2019

Date of Report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 27, 2019, Universal Insurance Holdings, Inc. (the “Company”) entered into a one-year employment agreement with Sean P. Downes, the Company’s President and Chief Executive Officer (the “Agreement”), which is effective as of January 1, 2019. Mr. Downes and the Company are parties to an employment agreement dated as of January 12, 2016, which expired on December 31, 2018. The following summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference thereto.

Term

Mr. Downes’s Agreement provides that he will continue to serve as President and Chief Executive Officer of the Company for a one-year term beginning on January 1, 2019 and ending on December 31, 2019, unless earlier terminated in accordance with its terms (the “Term”).

Base Salary

Mr. Downes will receive a base salary of $1 million, which will not be increased or decreased during the Term.

Annual Bonus

Mr. Downes is eligible to receive an annual cash bonus upon the Company’s achievement of certain financial and operational objectives determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Performance Share Units

Mr. Downes is eligible to receive a grant of 50,000 performance share units (the “PSU Grant”) payable under and subject to the Company’s 2009 Omnibus Incentive Plan, as may be amended from time to time (the “Omnibus Plan”). The PSU Grant will be subject to time-vesting and performance-vesting conditions set forth in the Agreement.

Restricted Share Units

Mr. Downes is eligible to receive a grant of 25,000 restricted share units (the “RSU Grant”) payable under and subject to the Omnibus Plan. The RSU Grant will be subject to time-vesting conditions set forth in the Agreement.

Options

Mr. Downes is eligible to receive a grant of options to purchase the Company’s common stock with a grant date value of $1 million (the “Option Grant”). The Option Grant will be made pursuant to the Omnibus Plan and will be subject to the terms of the Omnibus Plan and any applicable award agreement evidencing the Option Grant. The Option Grant will be subject to time-vesting conditions set forth in the Agreement

Termination

If Mr. Downes is terminated without cause or resigns for good reason (as such terms are defined in the Agreement), he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs or RSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and become payable within 30 days following their originally scheduled vesting dates, with the PSUs being paid based on actual performance for the full performance period, determined after the end of the performance period.

Change in Control

In the event of a change in control (as defined in the Agreement) and Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and all PSUs and RSUs would immediately vest and become payable within 30 days following their regularly scheduled vesting. The PSUs will be paid based on extrapolated performance for the full performance period based on actual performance through the termination date. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.

Disability

If Mr. Downes becomes disabled during the Term, then the Company would be entitled to suspend his officership, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies during the Term, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to stock options, PSUs and RSUs held by Mr. Downes.

Non-Compete

Mr. Downes is subject to non-compete provision under the Agreement that prohibits him from engaging in certain competitive activities during the Term and for a period of three years following his termination.

Other

The Agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

10.1	Employment Agreement, dated February 27, 2019, between Sean P. Downes and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2019	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ FRANK C. WILCOX
Frank C. Wilcox
Chief Financial Officer